Exhibit 99.2

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Second Quarter		First Six Months
	2021	2020	2021	2020
	(in millions, except per share amounts)

Railway operating revenues
Merchandise	$1,680	$1,307	$3,288	$2,979
Intermodal	801	569	1,520	1,224
Coal	318	209	630	507
Total railway operating revenues	2,799	2,085	5,438	4,710

Railway operating expenses
Compensation and benefits	624	586	1,235	1,208
Purchased services and rents	429	372	822	775
Fuel	188	84	365	273
Depreciation	294	282	586	574
Materials and other	97	151	248	317
Loss on asset disposal	—	—	—	385
Total railway operating expenses	1,632	1,475	3,256	3,532

Income from railway operations	1,167	610	2,182	1,178

Other income – net	35	49	42	71
Interest expense on debt	161	156	317	310

Income before income taxes	1,041	503	1,907	939

Income taxes
Current	167	66	308	110
Deferred	55	45	107	56
Total income taxes	222	111	415	166

Net income	$819	$392	$1,492	$773

Earnings per share – diluted	$3.28	$1.53	$5.94	$3.00

Weighted average shares outstanding – diluted	250.0	256.7	251.3	257.7

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2021	2020
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$1,670	$1,115
Accounts receivable – net	941	848
Materials and supplies	246	221
Other current assets	155	134
Total current assets	3,012	2,318

Investments	3,658	3,590
Properties less accumulated depreciation of $11,777 and $11,985, respectively	31,355	31,345
Other assets	729	709

Total assets	$38,754	$37,962

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,116	$1,016
Income and other taxes	302	263
Other current liabilities	330	302
Current maturities of long-term debt	1,048	579
Total current liabilities	2,796	2,160

Long-term debt	12,669	12,102
Other liabilities	1,937	1,987
Deferred income taxes	7,035	6,922

Total liabilities	24,437	23,171

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 246,972,217 and 252,095,082 shares, respectively, net of treasury shares	248	254
Additional paid-in capital	2,240	2,248
Accumulated other comprehensive loss	(578)	(594)
Retained income	12,407	12,883

Total stockholders’ equity	14,317	14,791

Total liabilities and stockholders’ equity	$38,754	$37,962

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Six Months
	2021	2020
	($ in millions)
Cash flows from operating activities
Net income	$1,492	$773
Reconciliation of net income to net cash provided by operating activities:
Depreciation	586	574
Deferred income taxes	107	56
Gains and losses on properties	(75)	(11)
Loss on asset disposal	—	385
Changes in assets and liabilities affecting operations:
Accounts receivable	(96)	98
Materials and supplies	(25)	(13)
Other current assets	30	30
Current liabilities other than debt	170	—
Other – net	(92)	(134)

Net cash provided by operating activities	2,097	1,758

Cash flows from investing activities
Property additions	(627)	(735)
Property sales and other transactions	66	258
Investment purchases	(5)	(5)
Investment sales and other transactions	37	(58)

Net cash used in investing activities	(529)	(540)

Cash flows from financing activities
Dividends	(496)	(482)
Common stock transactions	6	26
Purchase and retirement of common stock	(1,525)	(669)
Proceeds from borrowings	1,087	784
Debt repayments	(85)	(314)

Net cash used in financing activities	(1,013)	(655)

Net increase in cash and cash equivalents	555	563

Cash and cash equivalents
At beginning of year	1,115	580

At end of period	$1,670	$1,143

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$281	$287
Income taxes (net of refunds)	249	1

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Loss on Asset Disposal

In 2020, we sold 703 locomotives deemed excess and no longer needed for railroad operations. We evaluated these locomotive retirements and concluded they were abnormal. Accordingly, we recorded a $385 million loss to adjust their carrying amount to their estimated fair value, which resulted in a $97 million tax benefit.

2. Stock Repurchase Program

We repurchased and retired 5.7 million and 3.9 million shares of common stock under our stock repurchase program during the first six months of 2021 and 2020, respectively, at a cost of $1.5 billion and $669 million, respectively.